Exhibit 16.1

February 5, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies & Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K filed February 5, 2018 of ExlService Holdings, Inc. and are in agreement with the statements contained in paragraphs 2(b) and 3 therein. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ ERNST & YOUNG LLP